Exhibit 5

Nixon PeabodyLLP

1100 Clinton Square
Rochester, New York 14604-1792
(585) 263-1000
Fax: (585) 263-1600

May 7, 2009

Home Properties, Inc.
850 Clinton Square
Rochester, New York 14604

Ladies and Gentlemen:

We have acted as counsel to Home Properties, Inc., a Maryland corporation (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) which relates to the issuance of up to 2,967,338 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) to be newly issued or sold from its treasury to participants in the Company’s Dividend Reinvestment and Stock Purchase Plan, as amended and restated (the “Plan”).

We have examined the originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and all such agreements, certificates of public officials, certificates of officers or other representatives of the Company, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Articles of Amendment and Restatement of the Articles of Incorporation of the Company, as amended to the date hereof, (ii) the Amended and Restated By-Laws of the Company, as amended to the date hereof, (iii) certified copies of certain resolutions duly adopted by the Board of Directors and stockholders of the Company, (iv) the Registration Statement, and (v) the Plan and such other documents and information as we have determined to be relevant.  As to factual matters material to the opinions set forth below we have relied, without investigation, upon the representations and statements of the Company in the Registration Statement and in such certificates of government officials and officers of the Company as we have deemed necessary for the purpose of the opinions expressed herein.

We do not purport to express an opinion on any laws other than the general corporate laws of the State of Maryland and the laws of the State of New York and the United States of America.  This opinion speaks as of today’s date and is limited to present statutes, regulations and judicial interpretations.  In rendering this opinion, I assume no obligation to revise or supplement this opinion should the present laws be changed by legislative or regulatory action, judicial decision or otherwise or should the Plan hereafter be amended or modified.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized, and, after the Shares shall have been issued and delivered as described in the Registration Statement and the Plan and the consideration therefore shall have been received by the Company, such Shares will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the above-referenced Registration Statement and to the use of our name as it appears under the caption “Legal Matters” in the prospectus contained in such Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Very truly yours,

/s/ Nixon Peabody LLP